NEWS RELEASE                                                                                        EXHIBIT 99.1

For immediate Release

Vail Resorts Contacts:

Media:  Kelly Ladyga, (970) 845-5720, kladyga@vailresorts.com

Investor Relations: Leslie Roubos, (970) 845-2958, lroubos@vailresorts.com

VAIL RESORTS ANNOUNCES SUCCESSFUL REFINANCING OF ITS SENIOR BANK CREDIT FACILITY

Paid off $100 million Term B Loan

Expanded revolving credit facility to $400 million

Extended maturity of the revolving credit facility to January 2010

Reduced pricing and commitment fees on the facility

VAIL, Colo. – January 28, 2005 – Vail Resorts, Inc. (NYSE: MTN) announced today the successful refinancing of its $425 million senior bank credit facility.  Included in the refinancing was the complete pay off of the Company’s $100 million Term B Loan as well as the expansion of the Company’s revolving credit facility from $325 million to $400 million.  In addition, the maturity of the revolver was extended from June 2007 to January 2010, and other favorable changes were made, including reduced grid pricing on interest margins and commitment fees.  Financial covenants remain the same, however, certain investment baskets were expanded in order to afford the Company more flexibility in implementing its strategic initiatives.

Adam Aron, Vail Resorts’ Chairman and Chief Executive Officer, commented, “This bank amendment is great news for our company.  In the past year, Vail Resorts has successfully refinanced its major debt instruments at favorable terms for our company, and this latest effort is particularly important as it shows the support and confidence our bank lending group has in Vail Resorts’ trophy assets, management team, strategic plan and future direction.”

Jeff Jones, Senior Vice President and Chief Financial Officer added, “This amendment to our credit facility is another major step in improving Vail’s capital structure.  It will result in significantly reduced interest costs, through lowered commitment fees and interest rate margins. At the same time, it will allow us to de-lever the Company, whenever we have excess cash, without losing borrowing capacity under the credit facility.  We are also grateful to our lenders who have extended their commitments for a full five years from now.”

Vail Resorts, Inc. is the premier mountain resort operator in North America. The Company’s subsidiaries operate the mountain resorts of Vail, Beaver Creek, Breckenridge and Keystone in Colorado, Heavenly Resort in California and Nevada and the Grand Teton Lodge Company in Jackson Hole, Wyoming.  In addition, the Company’s RockResorts luxury resort hotel company operates 10 resort hotels throughout the United States. The Vail Resorts corporate website is www.vailresorts.com and the consumer websites are www.snow.com and www.rockresorts.com. Vail Resorts, Inc. is a publicly held company traded on the New York Stock Exchange (NYSE: MTN).

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Statements in this press release, other than statements of historical information, are forward looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected.  Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof.  Such risks and uncertainties include but are not limited to the inability to successfully execute on strategic initiatives and to achieve or maintain the expected financial benefit of the refinancing.  Investors are also directed to other risks discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2004 and other documents filed by the Company with the Securities and Exchange Commission.

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